As filed with the Securities and Exchange Commission on February 21, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEKMIRA PHARMACEUTICALS CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia	2834	980597776
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

100-8900 Glenlyon Parkway

Burnaby, British Columbia

Canada, V5J 5J8

(604) 419-3200

(Address and telephone number of Registrant’s principal executive offices)

National Registered Agents, Inc.

1780 Barnes Blvd. S.W. Bldg. G

Tumwater, Washington 98512-0410

(206) 381-8840

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1605, 777 Dunsmuir Street Pacific Centre Vancouver, British Columbia Canada V7Y 1K4	Mark J. Murray Bruce Cousins Tekmira Pharmaceuticals Corporation 100-8900 Glenlyon Parkway Burnaby, British Columbia Canada V5J 5J8 (604) 419-3212	R. Hector MacKay-Dunn, Q.C. Farris, Vaughan, Wills & Murphy LLP 2500-700 West Georgia Street Vancouver, British Columbia Canada V7Y 1B3 (604) 684-9151

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check appropriate box below)

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.	☐

pursuant to Rule 467(b) on (            ) at (            ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (            ).

3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares
Warrants
Units
Total	US$150,000,000	US$150,000,000	US$19,320 (3)

(1)	There are being registered under this registration statement such indeterminate number of common shares and warrants of the Registrant (including common shares issuable upon exercise of any of such securities, including, without limitation, as a result of the application of anti-dilution provisions applicable thereto) as shall have an aggregate initial offering price of US$150,000,000 (or the equivalent thereof as converted from Canadian dollars). Any securities registered by this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	An aggregate of US$2,114 of the amount of the registration fee was previously paid in connection with (i) US$15,500,000 of unissued securities registered under the Registrant’s registration statement on Form F-10 (File No. 333-185883) initially filed on January 4, 2013, which unsold securities are hereby deregistered. Accordingly, pursuant to Rule 457(p) under the Securities Act of 1933, as amended, US$2,114 is being offset against the total registration fee due for this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in all of the Provinces of Canada, except the Province of Québec, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the prospectus is obtained from the securities regulatory authorities.

This short form prospectus has been filed under legislation in all of the Provinces of Canada, except the Province of Québec, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of the United States in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws or any such state.

No securities regulatory authority has expressed an opinion about their securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the issuer at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8, Telephone: (604)419-3200 and are also available electronically at www.sedar.com.

Subject to completion, dated February 21, 2014

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New issue	, 2014

TEKMIRA PHARMACEUTICALS CORPORATION

US$150,000,000

Common Shares

Warrants

Units

We may offer from time to time, during the 25 month period that this short form base shelf prospectus (including any amendments hereto) (the Prospectus) remains effective, up to US$150,000,000 in aggregate of our common shares (Common Shares), warrants to purchase Common Shares (Warrants) and/or units comprising any combination of the foregoing (Units) and, together with the Common Shares and Warrants (the Securities). We may offer Securities from time to time in one or more transaction in such amounts and, in the case of Warrants and/or Units, with such terms, as we may determine in light of prevailing market conditions at the time of sale.

The specific terms of any Securities offered will be described in one or more accompanying supplements to this Prospectus (collectively or individually, as the case may be, a Prospectus Supplement), and may include specific terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus, including where applicable: (i) in the case of the Common Shares, the number of Common Shares offered, the currency (which may be Canadian dollars or any other currency), the issue price and any other specific terms; (ii) in the case of Warrants, the designation, the number of Warrants offered, the currency (which may be Canadian dollars or any other currency), the number of Common Shares that may be acquired upon the exercise of the Warrants, the exercise price, dates and periods of exercise, adjustment procedure and any other specific terms; and (iii) in the case of Units, the designation, the number of Units offered, the offering price, the currency (which may be Canadian dollars or any other currency), the terms of the Units and of the securities comprising the Units and any other specific terms. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest. This Prospectus may not be used to offer securities unless accompanied by a Prospectus Supplement.

Our Common Shares are listed on the Toronto Stock Exchange (the TSX) and on The NASDAQ Global Market (the NASDAQ). There is no market through which the Warrants and Units may be sold and purchasers may not be able to resell the Warrants or Units purchased under this Prospectus. This may affect the pricing of these securities in the secondary market, the transparency and availability of trading prices, the liquidity of these securities, and the extent of issuer regulation. See the “Risk Factors” section of this Prospectus and the applicable Prospectus Supplement.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements, which are incorporated by reference in this Prospectus, in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

The acquisition, holding or disposition of our securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in this Prospectus and in any applicable Prospectus Supplement. See “Certain Income Tax Considerations.”

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because we are incorporated under the laws of British Columbia, Canada, some of our directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States and certain of the experts named in this Prospectus are residents of Canada and a substantial portion of our assets are located outside the United States. See “Enforceability of Civil Liabilities.”

Michael Abrams, Daniel Kisner, Frank Karbe, Peggy Phillips, Mark Kowalski, and Mark Murray reside outside of Canada. Although Drs. Abrams, Kisner, Kowalski and Murray, and Mr. Karbe and Ms. Phillips have appointed Farris, Vaughan, Wills & Murphy LLP as their agents for service of process in Canada, it may not be possible for investors to enforce judgements obtained in Canada against Drs. Abrams, Kisner, Kowalski, and Murray, and Mr. Karbe and Ms. Phillips.

All shelf information omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement before you invest in the securities.

Our business and an investment in the Securities involve significant risks. See “Risk Factors.”

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus. We may sell Securities to or through underwriters, dealers, placement agents or other intermediaries or directly to purchasers through agents. The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 Shelf Distributions, including sales made directly on the TSX, NASDAQ or other existing trading markets for the Securities. The Prospectus Supplement relating to a particular offering of Securities will identify each person who may be deemed to be an underwriter with respect to such offering and will set forth the terms of the offering of such Securities, including, to the extent applicable, the offering price, the proceeds that we will receive, the underwriting discounts or commissions and any other discounts or concessions to be allowed or reallowed to dealers. The managing underwriter or underwriters with respect to Securities sold to or through underwriters will be named in the related Prospectus Supplement. See “Plan of Distribution.”

In connection with any offering of Securities (unless otherwise specified in a Prospectus Supplement), other than an “at-the-market distribution,” the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution.”

You should rely only on the information contained in this Prospectus and any Prospectus Supplement prepared for a particular offering of Securities. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of the Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our Securities.

This Prospectus contains references to both United States dollars and Canadian dollars. All references in this document to “dollars” or “$” are to United States dollars unless otherwise indicated. Canadian dollars are referred to as C$.

Our head office is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8. Our registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3.

As used in this Prospectus, the terms “Tekmira”, the “Company”, “we”, “us”, and “our” refer to Tekmira Pharmaceuticals Corporation, and, unless the context requires otherwise, the subsidiaries through which it conducts business.

PRESENTATION OF FINANCIAL INFORMATION

We prepare our financial statements, which are incorporated by reference in this Prospectus, in accordance with U.S. GAAP. Historically, we prepared our consolidated financial statements in accordance with Canadian generally accepted accounting principles (Canadian GAAP). The Canadian Securities Administrators’ National Instrument 52-107, Acceptable Accounting Principles, Auditing Standards and Reporting Currency, permits Canadian public companies who are also SEC registrants the option of preparing their financial statements under U.S. GAAP. Based on the fact that a number of our peers and collaborators report under U.S. GAAP, we concluded that U.S. GAAP is more relevant to the users of our financial statements than Canadian GAAP. Therefore, effective December 31, 2010, we adopted U.S. GAAP as the reporting standard for our consolidated financial statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws (collectively, forward-looking statements). Forward-looking statements are generally identifiable by use of the words “believes,” “may,” “plans,” “will,” “anticipates,” “intends,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “projects” and similar expressions that are not based on historical fact or that are predictions of or indicate future events and trends, and the negative of such expressions. Forward-looking statements in this Prospectus, including the documents incorporated by reference, include statements about, among other things:

•	Tekmira’s strategy, future operations, clinical trials, prospects and the plans of management;

•	RNAi (ribonucleic acid interference) product development programs;

•	the effects of Tekmira’s products on the treatment of cancer, chronic Hepatitis B infection, infectious disease, alcohol use disorder, and other diseases;

•	a Phase I/II clinical trial with TKM-PLK1 (including enrollment of patients with Gastrointestinal Neuroendocrine Tumors (GI-NET) or Adrenocortical Carcinoma (ACC), and results of such clinical trial in the second half of 2014, and commencement of a pivotal trial in 2015;

•	the initiation in the first half of 2014 of another Phase I/II clinical trial with TKM-PLK1 enrolling patients with Hepatocellular Carcinoma (HCC);

•	the employment of a liver-centric-LNP formulation in TKM-HBV;

•	completion of the necessary preclinical work to be in a position to file an Investigational New Drug (IND) application in the second half of 2014 in order to advance TKM-HBV into a Phase I clinical trial, with data available in 2015;

•	a Phase I clinical trial with TKM-Ebola;

•	completion of necessary preclinical work to be in a position to file an IND in the second half of 2014 in order to advance TKM-ALDH2 into a Phase I clinical trial;

•	expectations of proof-of-concept with alcohol challenge including ALDH2 knockdown, acetaldehyde build up and ethanol toxicity can be obtained in a TKM-ALDH2 Phase I clinical trial, with data available in 2015;

•	potential government funding sources for new therapeutic strategies for alcohol use disorder and Tekmira’s exploration and leveraging of these partnership opportunities;

•	expectations of a LNP-based product entering into Phase III clinical development by 2013; ongoing advances in next-generation LNP technologies;

•	the generation of data and the expectation of identifying another development candidate in 2014;

•	the potential quantum of value of the transactions contemplated in the Monsanto option agreement;

•	the use of LNP technology by Tekmira’s licensees and expected milestone and royalty payments from commercial sales of Tekmira’s product development partners;

•	arbitration proceedings with Alnylam in connection with ALN-VSP;

•	statements with respect to revenue and expense fluctuation and guidance;

•	the quantum and timing of potential funding; and

With respect to the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein, Tekmira has made numerous assumptions regarding, among other things: LNP’s status as a leading RNAi delivery technology; Tekmira’s research and development capabilities and resources; the effectiveness of Tekmira’s products as a treatment for cancer, chronic Hepatitis B infection, infectious disease, alcohol use disorder, or other diseases; the timing and obtaining of regulatory approvals for the clinical development of Tekmira’s products; the use of LNP technology by Tekmira’s development partners and licensees and subsequent timing and results of clinical data releases; the time required to complete research and product development activities; the timing and quantum of payments to be received under contracts with Tekmira’s partners including Alnylam, Monsanto, Spectrum, and the DoD; Tekmira’s financial position and its ability to execute its business strategy; and Tekmira’s ability to protect its intellectual property rights and not to infringe on the intellectual property rights of others. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors that could cause Tekmira’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein, including the documents incorporated by reference herein. Known risk factors include, among others:

•	Tekmira’s products may not prove to be effective or as potent as currently believed;

•	completion of preclinical work and IND applications may not occur as currently anticipated, or at all;

•	Tekmira may never identify another product development candidate;

•	anticipated studies and submissions to the FDA may not occur as currently anticipated, or at all;

•	anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate;

•	Tekmira may not receive the necessary regulatory approvals for the clinical development of Tekmira’s products;

•	Tekmira may lose the arbitration proceedings with Alnylam in connection with ALN-VSP;

•	Tekmira’s development partners and licensees conducting clinical trial, development programs and joint venture strategic alliances may not result in expected results on a timely basis, or at all;

•	anticipated payments under contracts with Tekmira’s collaborative partners may not be received by Tekmira on a timely basis, or at all, or in the quantum expected by Tekmira;

•	there may be no further advancements in next-generation LNP technologies;

•	the FDA may refuse to approve TKM-Ebola, or place restrictions on its ability to commercialize TKM-Ebola;

•	Tekmira may not obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others;

•	Tekmira may face competition from other pharmaceutical or biotechnology companies and the possibility that other organizations have made advancements in RNAi delivery technology that Tekmira is not aware of;

•	payments received from third parties may not be sufficient to fund Tekmira’s continued business plan as currently anticipated;

•	future operating results are uncertain and likely to fluctuate;

•	Tekmira may not be able to raise additional financing required to fund further research and development, clinical studies, and obtain regulatory approvals, on commercially acceptable terms or at all;

•	economic and capital market conditions;

•	Tekmira may become subject to product liability or other legal claims for which Tekmira has made no accrual in its financial statements; and

•	Tekmira’s cash runway and cash position may be substantially less than projected and may be less than required to continue current operations.

More detailed information about these and other factors is included in this Prospectus under the sections entitled “Risk Factors” and in the documents incorporated by reference into this Prospectus, including the Company’s annual information form on Form 20-F for the year ended December 31, 2012, which is available at www.sedar.com or at www.sec.gov. Although we have attempted to identify factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Forward looking statements are based upon our beliefs, estimates and opinions at the time they are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or circumstances should change, except as required by applicable law. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in Canada. You may obtain copies of the documents incorporated by reference in this Prospectus on request without charge from our Director of Investor Relations and Corporate Communications at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8, telephone: (604) 419-3200, and are also available electronically on SEDAR at www.sedar.com.

The following documents, which we have filed with the various securities commissions or similar authorities in Canada, are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	our unaudited financial statements for the three and nine month periods ended September 30, 2013, as filed on November 13, 2013 on SEDAR;

(b)	our management’s discussion and analysis of financial condition and results of operations for the three and nine month periods ended September 30, 2013, as dated and filed on November 13, 2013 on SEDAR;

(c)	our management proxy circular dated March 27, 2013, prepared in connection with the annual meeting of our shareholders held on May 14, 2013;

(d)	our annual information form on Form 20-F dated March 27, 2013 for the fiscal year ended December 31, 2012;

(e)	our audited consolidated balance sheets as at December 31, 2012 and December 31, 2011 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and notes comprising a summary of significant accounting policies and other explanatory information, as filed on March 27, 2013 on SEDAR;

(f)	our management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2012, as dated and filed on March 27, 2013 on SEDAR;

(g)	our material change report dated January 23, 2014 regarding the signing of an option agreement with Monsanto supporting the application of Tekmira’s proprietary delivery technology and related intellectual property (IP) for use in agriculture, pursuant to which Monsanto may obtain a license to use the Tekmira’s proprietary delivery technology;

(h)	our material change report dated November 5, 2013 regarding the closing of the full over-allotment option in connection with Tekmira’s offering of $30 million of common stock, increasing the total gross proceeds to of the offering of common stock to $34.5 million; and

(i)	our material change report dated October 25, 2013 regarding closing of an offering of common stock for aggregate gross proceeds of $30 million.

Any document of the type referred to in Section 11.1 of Form 44-101F1 – Short Form Prospectus Distributions of the Canadian Securities Administrators filed by us with a securities commission or any similar authority in Canada after the date of this Prospectus and during the currency of this Prospectus shall be deemed to be incorporated by reference in this Prospectus. Any such document filed by us with, or furnished by us, to the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), after the date of the Prospectus shall be deemed to be filed as exhibits to the Registration Statement on Form F-10 of which this Prospectus forms a part (in the case of any Report on Form 6-K or Form 8-K, if and to the extent provided in such report).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon a new annual information form and related audited annual financial statements and management’s discussion and analysis being filed by us with, and where required, accepted by, a securities commission or similar regulatory authority in Canada during the term of this Prospectus, the previous annual information form, the previous audited annual financial statements and related management’s discussion and analysis, all unaudited interim financial statements and related management’s discussion and analysis, material change reports and business acquisition reports filed prior to the commencement of our financial year in which the new annual information form and related audited annual financial statements and management’s discussion and analysis are filed, and including all disclosure in this Prospectus derived from the aforementioned filings, shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new interim financial statements and related management’s discussion and analysis being filed by us with a securities commission or similar regulatory authority in Canada during the term of this Prospectus, all interim financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements and related management’s discussion and analysis, and including all disclosure in this Prospectus derived from the aforementioned filings shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management proxy circular relating to an annual meeting of holders of Common Shares being filed by us with a securities commission or similar regulatory authority in Canada during the term of this Prospectus, the information circular for the preceding annual meeting of holders of Common Shares and all disclosure in this Prospectus derived from the information circular for the preceding annual meeting of holders of Common Shares shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We and our wholly-owned subsidiary, Protiva Biotherapeutics, Inc. (Protiva), are each incorporated under the laws of the Province of British Columbia, Canada, and a substantial portion of our assets are located outside the United States. In addition, some of our directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. Additionally, it may not be possible for you to enforce judgments obtained in United States courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. In addition, there is doubt as to whether an original action could be brought in Canada against us or our directors or officers based solely upon United States federal or state securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of United States federal or state securities laws.

We filed with the SEC, concurrently with our Registration Statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed National Registered Agents, Inc. as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Securities under the Registration Statement, of which this Prospectus forms a part.

CURRENCY AND EXCHANGE RATES

Our functional currency is the Canadian dollar. However, as a large proportion of our investors and competitors report in United States dollars, we will begin using United States dollars as our reporting currency. Historically, we have used the Canadian dollar as our reporting currency. In this Prospectus, unless stated otherwise or the context requires, all dollar amounts are expressed in United States dollars. All references to “$” or “dollars” are to the lawful currency of the United States and all references to “C$” are to the lawful currency of Canada. In this Prospectus, where applicable, and unless otherwise indicated, amounts are converted from Canadian dollars to United States dollars and vice versa by applying the noon rate of exchange for conversion of one Canadian dollar to United States dollars as reported by the Bank of Canada on February 20, 2014.

The following table sets forth: (i) the rates of exchange for Canadian dollars, expressed in U.S. dollars, in effect at the end of the periods indicated; (ii) the average rates of exchange in effect during such periods; (iii) the high rates of exchange in effect during such periods; and (iv) the low rates of exchange in effect during such periods, such rates, in each case, based on the applicable noon rates of exchange for conversion of one Canadian dollar to United States dollars as reported by the Bank of Canada.

	Year Ended December 31,
	2013	2012	2011
Period end	$0.9402	$1.0051	$0.9833
Average	$0.9710	$1.0004	$1.0111
High	$1.0164	$1.0299	$1.0583
Low	$0.9348	$0.9599	$0.9430

On February 20, 2014, the noon exchange rate quoted by the Bank of Canada for conversion of one Canadian dollar to one United States dollar was $1.00 = US$0.9006.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a Registration Statement on Form F-10, of which this Prospectus forms a part, with the SEC. This Prospectus does not contain all the information included in the Registration Statement. For further information about us and the Securities, please refer to the Registration Statement, including the exhibits to the Registration Statement.

We are a “foreign private issuer” as defined under United States securities laws, and, as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act to which domestic United States issuers are subject. In addition, as a foreign private issuer we are exempt from the proxy solicitation rules under the Exchange Act. Furthermore, the insider reporting and short-profit provisions under Section 16 of the Exchange Act are not applicable to us. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell our Common Shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer.

The reports and other information filed and furnished by us with the SEC can be inspected on the SEC’s website at www.sec.gov/edgar.shtml and such information can also be inspected and copies ordered at the public reference facilities maintained by the SEC at the following location: 100 F Street NE, Washington, D.C. 20549. You can also obtain copies of reports and other information that we file with the Canadian provincial securities commissions, which is available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC’s electronic document gathering and retrieval system.

TEKMIRA PHARMACEUTICALS CORPORATION

This summary does not contain all the information about Tekmira Pharmaceuticals Corporation that may be important to you. You should read the more detailed information and financial statements and related notes that are incorporated by reference into and are considered to be a part of this Prospectus.

Tekmira was incorporated under the Business Corporations Act (British Columbia) (the BCBCA), on October 6, 2005 and commenced active business on April 30, 2007 when Tekmira and its parent company, Inex Pharmaceuticals Corporation (Inex), were reorganized under a statutory plan of arrangement completed under the provisions of the BCBCA. The reorganization saw Inex’s entire business transferred to and continued by Tekmira.

Our head office is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8. Our registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3.

OUR BUSINESS

Business Strategy

Tekmira is a biopharmaceutical company focused on advancing novel RNA interference (RNAi) therapeutics.

Technology, product development and licensing agreements

Our focus is on advancing therapeutic products that are intended to treat diseases through a process known as RNA interference, which prevents the production of disease associated proteins. Our therapeutic product pipeline consists of products being developed internally with our research and development resources. We are also developing TKM-Ebola, an anti-Ebola viral therapeutic, under a contract with the U.S. Department of Defense’s (DoD) Joint Project Manager Medical Countermeasure Systems (JPM-MCS) Office. In addition, we support the development of our partners’ products by providing certain access to our lipid nanoparticle (LNP) delivery technology to pharmaceutical, biotechnology and agricultural companies.

Our Product Candidates

TKM-PLK1

Our oncology product candidate, TKM-PLK1, targets polo-like kinase 1 (PLK1), a protein involved in tumor cell proliferation and a validated oncology target. Inhibition of PLK1 expression prevents the tumor cell from completing cell division, resulting in cell cycle arrest and death of the cancer cell. Evidence that patients with elevated levels of PLK1 in their tumors exhibit poorer prognosis and survival rates has been documented in the medical literature.

Based on the encouraging results from the dose escalation portion and expansion cohort from our Phase I TKM-PLK1 clinical trial, we have expanded into a Phase I/II clinical trial with TKM-PLK1, which is enrolling patients with advanced GI-NET or ACC. We expect interim results from this trial in the second half of 2014, and if supported by the final data, to commence a pivotal trial in GI-NET, anticipated in 2015. We also expect to initiate another Phase I/II clinical trial with TKM-PLK1, enrolling patients with Hepatocellular Carcinoma (HCC) in the first half of 2014.

TKM-HBV

Our extensive experience in the anti-viral arena has been applied to our TKM-HBV program, and the development of an RNAi therapeutic for the treatment of chronic Hepatitis B infection. We are focused on addressing the unmet need of eliminating HBV surface antigen expression in chronically infected patients. TKM-HBV is being developed as a multi-component RNAi therapeutic that targets multiple sites on the HBV genome. Because HBV is a viral infection of the liver, the TKM-HBV therapeutic will employ a liver-centric-LNP formulation that is more potent and has a broader therapeutic index than any LNP currently in clinical development. We anticipate completing the necessary preclinical work to be in a position to file an Investigational New Drug (IND) application in the second half of 2014 in order to advance TKM-HBV into a Phase I clinical trial including chronically infected HBV patients, with data available in 2015.

TKM-Ebola and TKM-Marburg

TKM-Ebola, an anti-Ebola viral therapeutic, is being developed under a contract with the U.S. Department of Defense’s (DoD) Joint Project Manager Medical Countermeasure Systems (JPM-MCS). The stage one funding of $47.1 million for the development of TKM-Ebola includes completion of preclinical development, filing an IND application with the FDA and the completion of a Phase I human safety clinical trial. The funding is paid through monthly reimbursements, and the DoD has the ability to cancel at any time. In January 2014, we commenced a Phase I clinical trial assessing the safety, tolerability and pharmacokinetics of administering TKM-Ebola to healthy adult subjects.

Like Ebola, Marburg is a member of the filovirus family of hemorrhagic fever viruses, and there are currently no approved therapeutics available for the treatment of Marburg infection. In 2010, Tekmira and University of Texas Medical Branch (UTMB) were awarded a National Institutes of Health (NIH) grant to support research to develop RNAi therapeutics to treat Ebola and Marburg hemorrhagic fever viral infections. Tekmira expects to continue to build on the data generated by this collaboration and pursue additional funding opportunities for TKM-Marburg.

TKM-ALDH2

TKM-ALDH2 is a unique application of RNAi to develop a therapeutic to treat alcohol use disorder. TKM-ALDH2 has been designed to knock down or silence the ALDH2 enzyme to induce long term acute sensitivity to ethanol. We have developed potent RNAi trigger and combined it with a third generation LNP. Human proof of concept for ALDH2 inhibition already exists in the form of the approved drug Disulfram. However, Disulfram’s efficacy suffers from poor compliance because it has to be taken daily. We believe TKM-ALDH2 will induce prolonged ethanol sensitivity that will enable it to overcome the compliance limitations associated with daily dosing. We anticipate completing the necessary preclinical work to be in a position to file an IND in the second half of 2014 in order to advance TKM-ALDH2 into a Phase I clinical trial in healthy volunteers.

Other Preclinical Candidates

We are currently evaluating several preclinical candidates with potential in diverse therapeutic areas using key criteria to prioritize efforts. Given the extremely high efficiency of delivery for third generation liver-centric LNP formulations, we are focused on diseases where the molecular target is found in the liver, where early clinical proof-of-concept can be achieved and where there may be accelerated development opportunities. Our research team intends to continue to generate data to support the advancement of the most promising of our preclinical candidates, and we expect to be in a position to identify another development candidate in 2014.

Strategic Alliances

Alnylam has a license to use our intellectual property to develop and commercialize products and may only grant access to our LNP technology to its partners if it is part of a product sublicense. Alnylam will pay us low single digit royalties as Alnylam’s LNP-enabled products are developed and commercialized. Alnylam currently has three LNP-based products in clinical development: ALN-TTR02 (patisiran), ALN-VSP, and ALN-PCS02. We have entered an arbitration proceeding with Alnylam, as provided for under our licensing agreement, to resolve a matter related to a disputed US$5 million milestone payment to Tekmira from Alnylam related to its ALN-VSP product. We have not recorded any revenue in respect of this milestone.

In November 2013, Alnylam presented positive results from its Phase II clinical trial with patisiran (ALN-TTR02), an RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR), which is enabled by our LNP technology. The program represents the most clinically advanced application of our proprietary LNP delivery technology. Alnylam also announced the initiation of the APOLLO Phase III trial of patisiran, with the study now open for enrollment, to evaluate efficacy and safety of patisiran in ATTR patients with Familial Amyloidotic Polyneuropathy (FAP).

Our licensing agreement with Alnylam grants us intellectual property rights for the development and commercialization of RNAi therapeutics for specified targets. In consideration for these three exclusive and ten non-exclusive licenses, we have agreed to pay single-digit royalties to Alnylam on product sales, with milestone obligations of up to $8.5 million on the non-exclusive licenses and no milestone obligations on the three exclusive licenses.

Legacy Agreements

Marqibo, which is a novel, liposome-encapsulated formulation of the FDA-approved anticancer drug vincristine originally developed by Tekmira, was licensed from Tekmira to Talon Therapeutics in 2006. In July 2013, Talon was acquired by Spectrum Pharmaceuticals, Inc. Marqibo’s approved indication is for the treatment of adult patients with Philadelphia chromosome-negative acute lymphoblastic leukemia (Ph- ALL) in second or greater relapse or whose disease has progressed following two or more lines of anti-leukemia therapy. In September 2013, we announced that Spectrum had launched Marqibo through its existing hematology sales force in the United States and has shipped the first commercial orders. We are entitled to mid-single digit royalty payments based on Marqibo’s commercial sales.

RECENT DEVELOPMENTS

Leadership Updates

In January 2014, Dr. Michael Abrams joined the company as Executive Vice President and Chief Discovery Officer, and Dr. Ian MacLachlan became head of a newly formed group focused on medical countermeasures as Executive Vice President and Chief Technical Officer. These strategic changes, along with other recent additions to the executive team, represent both a restructuring and strengthening of our leadership, underpinning our focus as a product company with an industry-leading technology platform.

In February 2014, Ms. Peggy Phillips was appointed to our Board of Directors. The appointment of Ms. Phillips fills the vacancy created in January 2014 when Dr. Michael Abrams resigned from the Board of Directors in order to assume his current role as Tekmira’s Chief Discovery Officer. The total number of directors remains at six.

TKM-Ebola Program Update

In January 2014, the first subject was been dosed in an ongoing Phase I human clinical trial of TKM-Ebola, an anti-Ebola viral therapeutic that is being developed under a $140 million contract with the U.S. Department of Defense.

Strategic Alliances Updates

In January 2014, we signed an Option Agreement with Monsanto, pursuant to which Monsanto may obtain a license to use our proprietary delivery technology. The transaction supports the application of our proprietary delivery technology and related IP for use in agriculture. The potential value of the transaction could reach up to $86.2 million following the successful completion of milestones. In January 2014, we received $14.5 million of the net $16.5 million in anticipated near term payments.

In December 2013, we received a $5 million milestone from Alnylam, triggered by the initiation of the APOLLO Phase III trial of patisiran, or ALN-TTR02. Patisiran is an RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR) and is enabled by our LNP technology. We are entitled to receive royalties from Alnylam based on the commercial sales of any LNP-enabled products, including patisiran.

In December 2013, we finalized and entered a cross-license agreement with Acuitas Therapeutics Inc. (formerly AlCana Technologies, Inc.). The terms of the cross-license agreement provide Acuitas with access to certain of Tekmira’s earlier IP generated prior to April 2010 and provide us with certain access to Acuitas’ technology and licenses in the RNAi field, along with a percentage of each milestone and royalty payment with respect to certain products, and Acuitas has agreed that it will not compete in the RNAi field for a period of 5 years.

Financing Update

On October 22, 2013, we completed an offering of 3,750,000 Common Shares at $8.00 per Common Share for aggregate gross proceeds of $30,000,000. On November 1, 2013, we completed the closing of the full underwriter over-allotment option of the offering and issued an additional 562,500 Common Shares at a price of $8.00 per Common Share for additional aggregate proceeds of $4,500,000.

RISK FACTORS

The purchase of Securities offered under this Prospectus involves risks that prospective purchasers should take into consideration when making a decision to purchase such Securities. Investors should carefully consider the risks described below, together with all of the other information included in this Prospectus and the documents incorporated by reference into this Prospectus, before making an investment decision. This discussion of risk factors will be updated from time to time in our subsequent filings with the Canadian securities regulatory authorities, including in subsequent annual and quarterly management’s discussion and analysis and annual information forms. If any of the following risks actually occurs or materializes, our business, financial condition or results of operations could be adversely affected, even materially adversely affected. In such an event, the trading price of our Securities could decline and you may lose part or all of your investment. You should not consider an investment in our Securities unless you are capable of sustaining an economic loss of the entire investment.

Risks Related to Our Business

We are in the early stages of our development and because we have a short development history with ribonucleic acid interference (RNAi), there is a limited amount of information about us upon which you can evaluate our RNAi business and prospects.

We have not begun to market or generate revenues from the commercialization of any RNAi products. We have only a limited history upon which one can evaluate our RNAi business and prospects as our RNAi therapeutic products are still at an early stage of development and thus we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. For example, to execute our business plan, we will need to successfully:

•	execute product development activities using an unproven technology;

•	build, maintain and protect a strong intellectual property portfolio;

•	gain acceptance for the development and commercialization of any product we develop;

•	develop and maintain successful strategic relationships; and

•	manage our spending and cash requirements as our expenses are expected to increase due to research and preclinical work, clinical trials, regulatory approvals, and commercialization and maintaining our intellectual property portfolio

If we are unsuccessful in accomplishing these objectives, we may not be able to develop products, raise capital, expand our business or continue our operations.

The approach we are taking to discover and develop novel drug products is unproven and may never lead to marketable drug products.

We intend to concentrate our internal research and development efforts in the future on RNAi technology, and our future success depends in part on the successful development of RNAi technology and products based on RNAi technology. While RNAi technology is based on a naturally occurring process that takes place inside cells, which can suppress the production of specific proteins, and has the potential to generate therapeutic drugs that take advantage of that process, neither we nor any other company has received regulatory approval to market a therapeutic product based on RNAi technology. The scientific discoveries that form the basis for our efforts to discover and develop new products are relatively new. While there are a number of RNAi therapeutics in development, very few product candidates based on these discoveries have ever been tested in humans and there can be no assurance that any RNAi therapeutic product will be approved for commercial use.

Further, our focus solely on RNAi technology for developing products, as opposed to multiple, more proven technologies for product development, increases our risks. If we are not successful in developing a product candidate using RNAi technology, we may be required to change the scope and direction of our product development activities. In that case, we may not be able to identify and implement successfully an alternative product development strategy.

We expect to depend on our existing and new collaborators for a significant portion of our revenues and to develop, conduct clinical trials with, obtain regulatory approvals for, and manufacture, market and sell some of our product candidates. If these collaborations are unsuccessful, or anticipated milestone payments are not received, our business could be adversely affected.

We expect that we will depend in part on Alnylam, Spectrum, the DoD, and Monsanto to provide revenue to fund our operations, especially in the near term. The DoD represented 91% of our operating revenue for the nine months ended September 30, 2013. Furthermore, our strategy is to enter into various additional arrangements with corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, manufacturing, marketing and commercialization of our products. We may be unable to continue to establish such collaborations, and any collaborative arrangements we do establish may be unsuccessful, or we may not receive milestone payments as anticipated.

Should any collaborative partner fail to develop or ultimately successfully commercialize any of the products to which it has obtained rights, our business may be adversely affected. In addition, once initiated, there can be no assurance that any of these collaborations will be continued or result in successfully commercialized products. Failure of a collaborative partner to continue funding any particular program could delay or halt the development or commercialization of any products arising out of such program. In addition, there can be no assurance that the collaborative partners will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases targeted by our programs.

We expect the DoD to fund our TKM-Ebola program through to completion of a Phase 1 human safety clinical trial and possibly beyond that to FDA drug approval. The quantum and timing of funding may not be what we have projected and the DoD could cancel this funding at any time.

We have a contract with the DoD for $41.7 million for our TKM-Ebola program through to the completion of a Phase 1 human safety clinical trial and certain manufacturing objectives. The DoD may later extend the contract to cover the entire TKM-Ebola program through to FDA drug approval.

This is our first DoD contract of any notable size. Our lack of experience in dealing with the DoD brings uncertainty into our cash flow projections and uncertainty into our ability to execute the contract within DoD requirements. Furthermore, there is inherent risk in projecting cash flows years ahead for such a complex program. The quantum and timing of funding for the TKM-Ebola program may not be what we have projected and under the terms of the contract or the proposed modification to the contract and the DoD could cancel or suspend this funding, which is paid through monthly reimbursements, at any time.

We rely on third parties to conduct our clinical trials, and if they fail to fulfill their obligations, our development plans may be adversely affected.

We rely on independent clinical investigators, contract research organizations and other third-party service providers to assist us in managing, monitoring and otherwise carrying out our clinical trials. We have contracted with, and we plan to continue to contract with, certain third parties to provide certain services, including site selection, enrolment, monitoring and data management services. Although we depend heavily on these parties, we do not control them and therefore, we cannot be assured that these third parties will adequately perform all of their contractual obligations to us. If our third-party service providers cannot adequately fulfill their obligations to us on a timely and satisfactory basis or if the quality or accuracy of our clinical trial data is compromised due to failure to adhere to our protocols or regulatory requirements, or if such third parties otherwise fail to meet deadlines, our development plans may be delayed or terminated.

We have no sales, marketing or distribution experience and would have to invest significant financial and management resources to establish these capabilities.

We have no sales, marketing or distribution experience. We currently expect to rely heavily on third parties to launch and market certain of our products, if approved. However, if we elect to develop internal sales, distribution and marketing capabilities, we will need to invest significant financial and management resources. For products where we decide to perform sales, marketing and distribution functions ourselves, we could face a number of additional risks, including:

•	we may not be able to attract and build a significant marketing or sales force;

•	the cost of establishing a marketing or sales force may not be justifiable in light of the revenues generated by any particular product; and

•	our direct sales and marketing efforts may not be successful.

If we are unable to develop our own sales, marketing and distribution capabilities, we will not be able to successfully commercialize our products, if approved, without reliance on third parties.

We will rely on third-party manufacturers to manufacture our products (if approved) in commercial quantities, which could delay, prevent or increase the costs associated with the future commercialization of our products.

Our product candidates have not yet been manufactured for commercial use. If any of our product candidates become approved for commercial sale, in order to supply our or our collaborators’ commercial requirements for such an approved product, we will need to establish third-party manufacturing capacity. Any third-party manufacturing partner may be required to fund capital improvements to support the scale-up of manufacturing and related activities. The third-party manufacturer may not be able to establish scaled manufacturing capacity for an approved product in a timely or economic manner, if at all. If a manufacturer is unable to provide commercial quantities of such an approved product, we will have to successfully transfer manufacturing technology to a new manufacturer. Engaging a new manufacturer for such an approved product could require us to conduct comparative studies or utilize other means to determine bioequivalence of the new and prior manufacturers’ products, which could delay or prevent our ability to commercialize such an approved product. If any of these manufacturers is unable or unwilling to increase its manufacturing capacity or if we are unable to establish alternative arrangements on a timely basis or on acceptable terms, the development and commercialization of such an approved product may be delayed or there may be a shortage in supply. Any inability to manufacture our products in sufficient quantities when needed would seriously harm our business.

Manufacturers of our approved products, if any, must comply with current good manufacturing practices (cGMP) requirements enforced by the FDA and Health Canada through facilities inspection programs. These requirements include quality control, quality assurance, and the maintenance of records and documentation. Manufacturers of our approved products, if any, may be unable to comply with these cGMP requirements and with other FDA, Health Canada, state, and foreign regulatory requirements. We have little control over our manufacturers’ compliance with these regulations and standards. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied is compromised due to our manufacturer’s failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our products, which would seriously harm our business.

Risks Related to Our Financial Results and Need for Financing

We will require substantial additional capital to fund our operations. If additional capital is not available, we may need to delay, limit or eliminate our research, development and commercialization processes and may need to undertake a restructuring.

Within the next several years, substantial additional funds will be required to continue with the active development of our pipeline products and technologies. In particular, our funding needs may vary depending on a number of factors including:

•	revenues earned from our partners, including Alnylam Spectrum, and Monsanto;

•	revenues earned from our U.S. Government contract to develop TKM-Ebola;

•	the extent to which we continue the development of our product candidates or form collaborative relationships to advance our products;

•	our decisions to in-license or acquire additional products or technology for development, in particular for our RNAi therapeutics programs;

•	our ability to attract and retain corporate partners, and their effectiveness in carrying out the development and ultimate commercialization of our product candidates;

•	whether batches of drugs that we manufacture fail to meet specifications resulting in delays and investigational and remanufacturing costs;

•	the decisions, and the timing of decisions, made by health regulatory agencies regarding our technology and products;

•	competing technological and market developments; and

•	prosecuting and enforcing our patent claims and other intellectual property rights.

We will seek to obtain funding to maintain and advance our business from a variety of sources including public or private equity or debt financing, collaborative arrangements with pharmaceutical and biotechnology companies and government grants and contracts. There can be no assurance that funding will be available at all or on acceptable terms to permit further development of our products especially in light of the current difficult climate for investment in early stage biotechnology companies.

If adequate funding is not available, we may be required to delay, reduce or eliminate one or more of our research or development programs or reduce expenses associated with non-core activities. We may need to obtain funds through arrangements with collaborators or others that may require us to relinquish most or all of our rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise seek if we were better funded. Insufficient financing may also mean failing to prosecute our patents or relinquishing rights to some of our technologies that we would otherwise develop or commercialize.

We have incurred losses in nearly every year since our inception and we anticipate that we will not achieve sustained profits for the foreseeable future. To date, we have had no product revenues.

With the exception of the year ended December 31, 2006 and December 31, 2012, we have incurred losses each fiscal year since inception until December 31, 2012 and have not received any revenues other than from research and development collaborations, license fees and milestone payments. From inception to December 31, 2012, we have an accumulated net deficit of $153.0 (C$229.1) million. As we continue our research and development and clinical trials and seek regulatory approval for the sale of our product candidates, we do not expect to attain sustained profitability for the foreseeable future. We do not expect to achieve sustained profits until such time as strategic alliance payments, product sales and royalty payments, if any, generate sufficient revenues to fund our continuing operations. We cannot predict if we will ever achieve profitability and, if we do, we may not be able to remain consistently profitable or increase our profitability.

Risks Related to Managing Our Operations

We are dependent on certain members of our management and scientific staff. The loss of services of one or more of these staff members could adversely affect us.

We depend upon our senior executive officers as well as key scientific, management and other personnel. The competition for qualified personnel in the biotechnology field is intense. We rely heavily on our ability to attract and retain qualified managerial, scientific and technical personnel. While we currently have employment contracts with our key personnel and are not aware that any are planning to leave or retire, we may not be able to successfully attract and retain skilled and experienced personnel in the future. In particular, we rely on our President and Chief Executive Officer, Mark J. Murray, Ph.D., and our Executive Vice President and Chief Technical Officer, Ian MacLachlan, Ph.D. Dr. Murray has over 20 years of experience in both the R&D and business development and management facets of the biotechnology industry and Dr. MacLachlan has been active in molecular therapeutics for more than a decade. If we were to lose either of their services, our ability to develop our technology, add to our pipeline, advance our product candidates and manage our operations and relationships with third parties would be adversely affected.

We may have difficulty managing our growth and expanding our operations successfully as we seek to evolve from a company primarily involved in discovery and preclinical testing into one that develops products through clinical development and commercialization.

As product candidates we develop enter and advance through clinical trials, we will need to expand our development, regulatory, manufacturing, clinical and medical capabilities or contract with other organizations to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborators, suppliers and other organizations. Our ability to manage our operations and growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems or controls.

We could face liability from our controlled use of hazardous and radioactive materials in our research and development processes.

We use certain radioactive materials, biological materials and chemicals, including organic solvents, acids and gases stored under pressure, in our research and development activities. Our use of radioactive materials is regulated by the Canadian Nuclear Safety Commission for the possession, transfer, import, export, use, storage, handling and disposal of radioactive materials. Our use of biological materials and chemicals, including the use, manufacture, storage, handling and disposal of such materials and certain waste products is regulated by a number of federal, provincial and local laws and regulations. Although we believe that our safety procedures for handling such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We are not specifically insured with respect to this liability.

Our business and operations could suffer in the event of information technology system failures.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. Such events could cause interruption of our operations. For example, the loss of pre-clinical trial data or data from completed or ongoing clinical trials for our product candidates could result in delays in our regulatory filings and development efforts and significantly increase our costs. To the extent that any disruption or security breach were to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of our product candidates could be delayed.

Our independent auditors have not assessed our internal control over financial reporting. If our internal control over financial reporting is not effective, it could have a material adverse effect on our stock price and our ability to raise capital.

As disclosed in Item 15 of our annual report on Form 20-F for the fiscal year ended December 31, 2012, our management has evaluated, and provided a report with respect to, the effectiveness of our internal control over financial reporting as of December 31, 2012. However, because we are a “non-accelerated filer” within the meaning of Rule 12b-2 under the Exchange Act, our independent auditors are not required to assess our internal control over financial reporting or to provide a report thereon. Although our management has determined that our internal control over financial reporting was effective as of the evaluation date, there can be no assurance that our independent auditors would agree with our management’s conclusion. Furthermore, if our market capitalization, excluding affiliated stockholders, at June 30 of any fiscal year is greater than $75 million, then we will be required to obtain independent auditor certification on the adequacy of our internal control over financial reporting for that fiscal year. Given our current market capitalization, we are preparing for an independent audit of our internal control over financial reporting for our fiscal year ending December 31, 2014. If our internal control over financial reporting is determined in the future to not be effective, whether by our management or by our independent auditors, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could materially adversely affect our stock price and our ability to raise capital necessary to operate our business. In addition, we may be required to incur costs in improving our internal control system and hiring additional personnel.

Risks Related to Development, Clinical Testing and Regulatory Approval of Our Product Candidates

The manufacture and sale of human therapeutic products are governed by a variety of statutes and regulations. There can be no assurance that our product candidates will obtain regulatory approval.

To obtain marketing approval, U.S. and Canadian laws require:

•	controlled research and human clinical testing;

•	establishment of the safety and efficacy of the product for each use sought;

•	government review and approval of a submission containing manufacturing, pre-clinical and clinical data;

•	adherence to Good Manufacturing Practice Regulations during production and storage; and

•	control of marketing activities, including advertising and labelling.

The product candidates we currently have under development will require significant development, pre-clinical trial and clinical testing and investment of significant funds before their commercialization. Some of our product candidates, if approved, will require the completion of post-market studies. There can be no assurance that such products will be developed. The process of completing clinical testing and obtaining required approvals is likely to take a number of years and require the use of substantial resources. If we fail to obtain regulatory approvals, our operations will be adversely affected. Further, there can be no assurance that product candidates employing a new technology will be shown to be safe and effective in clinical trials or receive applicable regulatory approvals.

Other markets have regulations and restrictions similar to those in the U.S. and Canada. Investors should be aware of the risks, problems, delays, expenses and difficulties which we may encounter in view of the extensive regulatory environment which affects our business in any jurisdiction where we develop product candidates.

If testing of a particular product candidate does not yield successful results, then we will be unable to commercialize that product candidate.

We must demonstrate our product candidates’ safety and efficacy in humans through extensive clinical testing. Our research and development programs are at an early stage of development. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of any products, including the following:

•	decreased demand for our product candidates;

•	impairment of our business reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	substantial monetary awards to patients or other claimants;

•	loss of revenues; and

•	the inability to commercialize our product candidates.

Although we currently have product liability insurance coverage for our clinical trials for expenses or losses, our insurance coverage is limited to $10 million per occurrence, and $10 million in the aggregate, and may not reimburse us or may not be sufficient to reimburse us for any or all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

The Animal Rule is a new and seldom-used approach to seeking approval of a new drug, and our TKM-Ebola program may not meet the requirements for this path to regulatory approval.

We plan to develop the TKM-Ebola therapeutic product candidate to treat Ebola virus using the “Animal Rule” regulatory mechanism. Pursuant to the Animal Rule, we must demonstrate efficacy in animal models and safety in humans. There is no guarantee that the FDA will agree to this approach for the development of TKM-Ebola, considering that no validated animal model has been established as predicting human outcomes in the prevention or treatment of the Ebola virus. The FDA may decide that our data are insufficient for approval and require additional pre-clinical, clinical, or other studies, or refuse to approve our products, or place restrictions on our ability to commercialize those products. Animal models represent, at best, a rough approximation of efficacy in humans, and, as such, countermeasures developed using animal models will be untested until their use in humans during an emergency.

Risks Related to Patents, Licenses and Trade Secrets

Other companies or organizations may assert patent rights that prevent us from developing or commercializing our products.

RNA interference is a relatively new scientific field that has generated many different patent applications from organizations and individuals seeking to obtain patents in the field. These applications claim many different methods, compositions and processes relating to the discovery, development and commercialization of RNAi therapeutic products. Because the field is so new, very few of these patent applications have been fully processed by government patent offices around the world, and there is a great deal of uncertainty about which patents will be issued, when, to whom, and with what claims. It is likely that there could be litigation and other proceedings, such as interference and opposition proceedings in various patent offices, relating to patent rights in the RNAi field.

In addition, there are many issued and pending patents that claim aspects of siRNA chemistry technology that we may need to apply to our product candidates. There are also many issued patents that claim genes or portions of genes that may be relevant for siRNA drug products we wish to develop. Thus, it is possible that one or more organizations will hold patent rights to which we will need a license. If those organizations refuse to grant us a license to such patent rights on reasonable terms, we will not be able to market products or perform research and development or other activities covered by these patents.

Our patents and patent applications may be challenged and may be found to be invalid, which could adversely affect our business.

Certain Canadian, U.S. and international patents and patent applications we own involve complex legal and factual questions for which important legal principles are largely unresolved. For example, no consistent policy has emerged for the breadth of biotechnology patent claims that are granted by the U.S. Patent and Trademark Office or enforced by the U.S. federal courts. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Also, we face the following intellectual property risks:

•	some or all patent applications may not result in the issuance of a patent;

•	patents issued may not provide the holder with any competitive advantages;

•	patents could be challenged by third parties;

•	the patents of others, including Alnylam, could impede our ability to do business;

•	competitors may find ways to design around our patents; and

•	competitors could independently develop products which duplicate our products.

A number of industry competitors and institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to or affect our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflict could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications. In addition, if patents that cover our activities are issued to other companies, there can be no assurance that we would be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology. If we do not obtain such licenses, we could encounter delays in the introduction of products, or could find that the development, manufacture or sale of products requiring such licenses is prohibited. In addition, we could incur substantial costs in defending patent infringement suits brought against us or in filing suits against others to have such patents declared invalid. As publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain we or any licensor was the first creator of inventions covered by pending patent applications or that we or such licensor was the first to file patent applications for such inventions. Any future proceedings could result in substantial costs, even if the eventual outcomes are favorable. There can be no assurance that our patents, if issued, will be held valid or enforceable by a court or that a competitor’s technology or product would be found to infringe such patents.

Our business depends on our ability to use RNAi technology that we have licensed or will in the future license from third parties, including Alnylam, and, if these licenses were terminated or if we were unable to license additional technology we may need in the future, our business will be adversely affected.

We currently hold licenses for certain technologies that are or may be applicable to our current and subsequent product candidates. These include a license to core siRNA patents held or applied for by Alnylam and a license to UNA technology from Arcturus Therapeutics. The licenses are subject to termination in the event of a breach by us of the license, if we fail to cure the breach following notice and the passage of a cure period. The UBC license, which is sublicensed to Alnylam, is subject to termination with respect to one or more particular patents if we and Alnylam were to cease patent prosecution or maintenance activities with respect to such patent(s), or in the event of a breach by us of the license, if we fail to cure the breach following notice and the passage of a cure period. There can be no assurance that these licenses will not be terminated. We may need to acquire additional licenses in the future to technologies developed by others, including Alnylam. For example, Alnylam has granted us a worldwide license for the discovery, development and commercialization of RNAi products directed to thirteen gene targets (three exclusive and ten non-exclusive licenses). Licenses for the five non-exclusive targets and one exclusive target have already been granted. We have rights to select the gene targets for up to two more exclusive licenses and five more nonexclusive licenses from Alnylam, which would only be made available to us only if they have not been previously selected by Alnylam or one of its other partners. This will limit the targets available for selection by us, and we may never be able to select gene targets or may be required to make our selection from gene targets that have minimal commercial potential. Furthermore, future license agreements may require us to make substantial milestone payments. We will also be obligated to make royalty payments on the sales, if any, of products resulting from licensed RNAi technology. For some of our licensed RNAi technology, we are responsible for the costs of filing and prosecuting patent applications. The termination of a license or the inability to license future technologies on acceptable terms may adversely affect our ability to develop or sell our products.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights which could have a material adverse effect on our business, financial condition and results of operations and could cause the market value of our Common Shares to decline.

There has been significant litigation in the biotechnology industry over contractual obligations, patents and other proprietary rights, and we may become involved in various types of litigation that arise from time to time. Involvement in litigation could consume a substantial portion of our resources, regardless of the outcome of the litigation. Counterparties in litigation may be better able to sustain the costs of litigation because they have substantially greater resources. If claims against us are successful, in addition to any potential liability for damages, we could be required to obtain a license, grant cross-licenses, and pay substantial milestones or royalties in order to continue to develop, manufacture or market the affected products. Involvement and continuation of involvement in litigation may result in significant and unsustainable expense, and divert management’s attention from ongoing business concerns and interfere with our normal operations. Litigation is also inherently uncertain with respect to the time and expenses associated therewith, and involves risks and uncertainties in the litigation process itself, such as discovery of new evidence or acceptance of unanticipated or novel legal theories, changes in interpretation of the law due to decisions in other cases, the inherent difficulty in predicting the decisions of judges and juries and the possibility of appeals. Ultimately we could be prevented from commercializing a product or be forced to cease some aspect of our business operations as a result of claims of patent infringement or violation of other intellectual property rights and the costs associated with litigation, which could have a material adverse effect on our business, financial condition, and operating results and could cause the market value of our Common Shares to decline.

Confidentiality agreements with employees and others, including collaborators, may not adequately prevent disclosure of trade secrets and other proprietary information.

Much of our know-how and RNAi technology may constitute trade secrets. There can be no assurance, however, that we will be able to meaningfully protect our trade secrets. In order to protect our proprietary RNAi technology and processes, we rely in part on confidentiality agreements with our collaborators, employees, vendors, consultants, outside scientific collaborators and sponsored researchers, and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time consuming litigation could continue to be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Risks Related to Competition

The pharmaceutical market is intensely competitive. If we are unable to compete effectively with existing drugs, new treatment methods and new technologies, we may be unable to successfully commercialize any product candidates that we develop.

The pharmaceutical market is intensely competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs for the same diseases that we are targeting or expect to target. Many of our competitors have:

•	much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization process;

•	more extensive experience in pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing, marketing and selling pharmaceutical products;

•	product candidates that are based on previously tested or accepted technologies;

•	products that have been approved or are in late stages of development; and

•	collaborative arrangements in our target markets with leading companies and research institutions.

We will face intense competition from products that have already been approved and accepted by the medical community for the treatment of the conditions for which we are currently developing products. We also expect to face competition from new products that enter the market. We believe a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop products. These products, or other of our competitors’ products, may be more effective, safer, less expensive or marketed and sold more effectively, than any products we develop.

There are a large number of companies that are developing new agents for use in cancer therapy including RNAi therapeutics, and there are other companies developing small molecule drugs designed to inhibit the PLK1 target, including Boehringer Ingelheim, Onconova Therapeutics and Millennium/Takeda. These agents may be competitive with our product candidate TKM-PLK1. In addition, there are organizations working on treatments for hemorrhagic fever viruses, such as Sarepta Therapeutics, Inc. We will also face competition for other product candidates that we expect to develop in the future.

If we successfully develop product candidates, and obtain approval for them, we will face competition based on many different factors, including:

•	the safety and effectiveness of our products;

•	the ease with which our products can be administered and the extent to which patients and physicians accept new routes of administration;

•	the timing and scope of regulatory approvals for these products;

•	the availability and cost of manufacturing, marketing and sales capabilities;

•	price;

•	reimbursement coverage; and

•	patent position.

Our competitors may develop or commercialize products with significant advantages over any products we develop based on any of the factors listed above or on other factors. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business. Competitive products may make any products we develop obsolete or uncompetitive before we can recover the expenses of developing and commercializing our product candidates. Such competitors could also recruit our employees, which could negatively impact our level of expertise and the ability to execute on our business plan. Furthermore, we also face competition from existing and new treatment methods that reduce or eliminate the need for drugs, such as the use of advanced medical devices. The development of new medical devices or other treatment methods for the diseases we are targeting and may target could make our product candidates noncompetitive, obsolete or uneconomical.

We face competition from other companies that are working to develop novel products using technology similar to ours. If these companies develop products more rapidly than we do or their technologies, including delivery technologies, are more effective than ours, then our ability to successfully commercialize products will be adversely affected.

In addition to the competition we face from competing products in general, we also face competition from other companies working to develop novel products using technology that competes more directly with our own. There are multiple companies working in the field of RNAi, including major pharmaceutical companies such as Novartis International AG, Takeda Pharmaceutical Company Limited, and Merck, and biotechnology companies such as Alnylam, Quark Pharmaceuticals, Inc., Silence Therapeutics plc, Arrowhead Research Corporation and its subsidiary, Calando, Marina, RXi Pharmaceuticals Corporation, Dicerna Pharmaceuticals, Inc., Sylentis S.A., Santaris Pharma A/S, and Benitec Ltd., among others. Any of these companies may develop its RNAi technology more rapidly and more effectively than we do or may develop products against the same target or disease indication that we are pursuing.

We also compete with companies working to develop antisense-based drugs, such as Isis Pharmaceuticals, Inc. and Sarepta. Like RNAi therapeutic products, antisense drugs target messenger RNAs, or mRNAs, in order to suppress the activity of specific genes. Isis is the developer of a currently approved antisense drug and has several antisense product candidates in clinical trials. Isis has also licensed its antisense technology to a number of other companies that are developing antisense-based drugs. The development of antisense drugs is more advanced than that of RNAi therapeutic products, and antisense technology may become the preferred technology for products that target mRNAs to silence specific genes.

In addition to competition with respect to RNAi and with respect to specific products, we face substantial competition to discover and develop safe and effective means to deliver siRNAs to the relevant cell and tissue types. Our competitors may develop safer and more effective means to deliver siRNAs to the relevant cell and tissue types than our existing lipid nanoparticle delivery technology, and our ability to successfully commercialize our products would be adversely affected. In addition, substantial resources are being expended by third parties in the effort to discover and develop alternative means of delivering siRNAs into the relevant cell and tissue types, both in academic laboratories and in the corporate sector. Some of our competitors have substantially greater resources than we do, and if our competitors are able to negotiate exclusive access to those delivery solutions developed by third parties, we may be unable to successfully commercialize our product candidates.

Risks Related to the Ownership of our Common Shares

If our stock price fluctuates, our investors could incur substantial losses.

The market price of our Common Shares may fluctuate significantly in response to factors that are beyond our control. The stock market in general has recently experienced extreme price and volume fluctuations. The market prices of securities of pharmaceutical and biotechnology companies have been extremely volatile, and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could result in extreme fluctuations in the price of our common shares, which could cause our investors to incur substantial losses.

There is no assurance that an active trading market in our Common Shares will be sustained.

Our common shares are listed for trading on the NASDAQ and the TSX exchanges. However, there can be no assurances that an active trading market in our common shares on these stock exchanges will be sustained.

We are incorporated in Canada and all of our assets, the majority of our officers and a significant number of our directors reside outside the United States, with the result that it may be difficult for investors to enforce any judgments obtained against us or some of our directors or officers.

We and our wholly-owned subsidiary, Protiva, are each incorporated under the laws of the Province of British Columbia and all of our assets are located outside the United States. In addition, the majority of our officers and a significant number of our directors are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. While we have appointed National Registered Agents, Inc. as our agent for service of process to effect service of process within the United States upon us, it may not be possible for you to enforce against us or those persons in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. In addition, there is doubt as to whether original action could be brought in Canada against us or our directors or officers based solely upon U.S. federal or state securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal or state securities laws.

As a foreign private issuer, we are subject to different United States securities laws and rules than a domestic United States issuer, which may limit the information publicly available to our shareholders.

We are currently a “foreign private issuer” as defined under U.S. securities laws. As a result, even though we are subject to the informational requirements of the Exchange Act, as a foreign private issuer, we are currently exempt from certain informational requirements of the Exchange Act which domestic U.S. issuers are subject to, including, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K upon the occurrence of certain material events and the proxy solicitation rules under Section 14 of the Exchange Act. Furthermore, the insider reporting and short-profit provisions under Section 16 of the Exchange Act are not applicable to us, so our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell our common shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

In order to maintain our current status as a foreign private issuer, a majority of our common shares must be either directly or indirectly owned by non-residents of the United States, unless we satisfy all of the additional requirements necessary to preserve this status. We expect that in the future we might lose our foreign private issuer status. If we are not a foreign private issuer, we would not be eligible to use certain foreign issuer forms and would be required to file periodic and current reports and registration statements on United States domestic issuer forms with the SEC. In addition, we may lose the ability to rely upon exemptions from NASDAQ corporate governance requirements that are available to foreign private issuers. Further, if we engage in capital raising activities after losing our foreign private issuer status, there is a higher likelihood that investors may require us to file resale registration statements with the SEC as a condition to any such financing.

If we are deemed to be a “passive foreign investment company” for the current or any future taxable year, investors who are subject to United States federal taxation would likely suffer materially adverse U.S. federal income tax consequences.

We generally will be a “passive foreign investment company” under the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (a “PFIC”) if (a) 75% or more of our gross income is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) in any taxable year, or (b) if at least 50% or more of the quarterly average value of our assets produce, or are held for the production of, passive income in any taxable year. A shareholder who is a U.S. person (as such term is defined under applicable U.S. legislation) should be aware that we believe that we were a PFIC during one or more prior taxable years. We have not yet made a determination as to whether we were a PFIC in respect of our taxable year ended December 31, 2013. If we are a PFIC for any taxable year during which a U.S. person holds our common shares, it would likely result in materially adverse U.S. federal income tax consequences for such U.S. person, including, but not limited to, any gain from the sale of our common shares would be taxed as ordinary income, as opposed to capital gain, and such gain and certain distributions on our common shares would be subject to an interest charge, except in certain circumstances. It may be possible for U.S. persons to fully or partially mitigate such tax consequences by making a “qualifying electing fund election,” as defined in the Code (a “QEF Election”), but there is no assurance that we will provide such persons with the information that we are required to provide to them in order to assist them in making a QEF Election. In addition, U.S. persons that hold common shares issuable upon exercise of warrants are generally not eligible to make certain elections available under the Code that are intended to mitigate the adverse tax consequences of PFIC rules with respect to such warrant shares unless such holders also elect to make a deemed taxable sale of their warrant shares. The PFIC rules are extremely complex.

Our articles and certain Canadian laws could delay or deter a change of control.

Our preferred shares are available for issuance from time to time at the discretion of our board of directors, without shareholder approval. Our articles allow our board, without shareholder approval, to determine the special rights to be attached to our preferred shares, and such rights may be superior to those of our common shares.

In addition, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act in Canada. This legislation permits the Commissioner of Competition of Canada to review any acquisition of a significant interest in us. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Investment Canada Act subjects an acquisition of control of a company by a non-Canadian to government review if the value of our assets, as calculated pursuant to the legislation, exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Any of the foregoing could prevent or delay a change of control and may deprive or limit strategic opportunities for our shareholders to sell their shares.

The exercise of all or any number of outstanding stock options, the award of any additional options, bonus shares or other stock-based awards or any issuance of shares to raise funds or acquire a business may dilute your common shares.

We have in the past and may in the future grant to some or all of our directors, officers and employees options to purchase our common shares and other stock-based awards as non-cash incentives to those persons. The issuance of any equity securities could, and the issuance of any additional shares will, cause our existing shareholders to experience dilution of their ownership interests.

Any additional issuance of shares or a decision to acquire other businesses through the sale of equity securities, may dilute our investors’ interests, and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. Such issuance may cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in a decline in the price of our common shares or a change in control.

We do not expect to pay dividends for the foreseeable future.

We have not paid any cash dividends to date and we do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest future earnings, if any, in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common shares, and shareholders may be unable to sell their shares on favourable terms or at all. We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our common shares. Prospective investors seeking or needing dividend income or liquidity should not purchase our common shares.

The value of our securities, including our common shares, might be affected by matters not related to our operating performance and could subject us to securities litigation.

The value of our Common Shares may be reduced for a number of reasons, many of which are outside our control, including:

•	general economic and political conditions in Canada, the United States and globally;

•	governmental regulation of the health care and pharmaceutical industries;

•	failure to achieve desired drug discovery outcomes by us or our collaborators;

•	failure to obtain industry partner and other third party consents and approvals, when required;

•	stock market volatility and market valuations;

•	competition for, among other things, capital, drug targets and skilled personnel;

•	the need to obtain required approvals from regulatory authorities;

•	revenue and operating results failing to meet expectations in any particular period;

•	investor perception of the health care and pharmaceutical industries;

•	limited trading volume of our Common Shares;

•	announcements relating to our business or the businesses of our competitors; and

•	our ability or inability to raise additional funds.

DIRECTORS AND EXECUTIVES

The following table sets forth information relating to our directors and executives as at the date of this Prospectus:

Name	Residence	Position
Kenneth Galbraith(1)(3)	Surrey, British Columbia, Canada	Director

Donald G. Jewell(1)(2)	West Vancouver, British Columbia, Canada	Director

Frank Karbe(1)	Mill Valley, California, U.S.A.	Director

Daniel Kisner(2)(3)	Rancho Santa Fe, California, U.S.A.	Director (Chairman)

Name	Residence	Position
Peggy V. Phillips (2)	Seattle, Washington, U.S.A.	Director

Mark J. Murray	Seattle, Washington, U.S.A.	President, Chief Executive Officer and Director

Bruce Cousins	Victoria, British Columbia, Canada	Executive Vice President and Chief Financial Officer

Ian MacLachlan	Mission, British Columbia, Canada	Executive Vice President and Chief Technical Officer

Michael Abrams	Custer, Washington, U.S.A.	Executive Vice President and Chief Discovery Officer

Mark Kowalski	Seattle, Washington, U.S.A.	Chief Medical Officer

R. Hector MacKay-Dunn, J.D.,Q.C.	Vancouver, British Columbia, Canada	Corporate Secretary

(1)	Member of Audit Committee.
(2)	Member of Executive Compensation and Human Resources Committee.
(3)	Member of Corporate Governance and Nominating Committee.

Mark J. Murray, Ph.D., President, Chief Executive Officer and Director. Dr. Murray has served as our President, Chief Executive Officer and Director since May 2008 when Tekmira and Protiva merged. Previously, he was the President and CEO and founder of Protiva since its inception in 2000. Dr. Murray has over 20 years of experience in both the R&D and business development and management facets of the biotechnology industry. Dr. Murray has held senior management positions at ZymoGenetics and Xcyte Therapies. Since entering the biotechnology industry Dr. Murray has successfully completed numerous and varied partnering deals, directed successful product development programs, been responsible for strategic planning programs, raised venture capital, and executed extensive business development initiatives in the U.S., Europe and Asia. Dr. Murray obtained his Ph.D. in Biochemistry from the University of Oregon Health Sciences University and was a Damon Runyon-Walter Winchell post-doctoral research fellow for three years at the Massachusetts Institute of Technology.

Daniel Kisner, M.D., Chairman. Dr. Kisner has served as the Chairman of our Board since January 2010. Dr. Kisner is currently an independent consultant. From 2003 until December 2010, Dr. Kisner was a Partner at Aberdare Ventures. Prior to Aberdare, Dr. Kisner served as President and CEO of Caliper Technologies, a leader in microfluidic lab-on-a-chip technology. He led Caliper from a technology-focused start up to a publicly traded, commercially oriented organization. Prior to Caliper, he was President and COO of Isis Pharmaceuticals, Inc. Previously, Dr. Kisner was Division VP of Pharmaceutical Development for Abbott Laboratories and VP of Clinical Research and Development at SmithKline Beckman Pharmaceuticals. In addition, he held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine in Internal Medicine and Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University.

Kenneth Galbraith, C.A., Director. Mr. Galbraith has served as our Director since January 2010. Mr. Galbraith is currently a General Partner at Ventures West. He joined Ventures West in 2007 and leads the firm’s biotechnology practice. Prior to joining Ventures West, Mr. Galbraith was Chairman and Interim CEO of AnorMED, a biopharmaceutical company focused on new therapeutic products in hematology, HIV and oncology, until its sale to Genzyme Corp. in a cash transaction worth almost $600 million. Previously, Mr. Galbraith spent 13 years in senior management with QLT Inc., a global biopharmaceutical company specializing in developing treatments for eye diseases, retiring in 2000 from his position as Executive VP and CFO. Mr. Galbraith was a founding Director of the BC Biotechnology Alliance and served as Chairman of the Canadian Bacterial Diseases Network, one of Canada’s federally-funded Networks for Centers of Excellence (NCE). He was also a Director of the Michael Smith Foundation for Health Research and the Fraser Health Authority. He currently serves on the Board of Directors of a number of private biotechnology companies as well as the Vancouver Aquarium Marine Science Centre, one of the world’s leading aquariums and Genome BC and has previously served on the Board of Directors of a number of NASDAQ-listed biotechnology companies, including Cardiome Pharma and Angiotech Pharmaceuticals. Mr. Galbraith earned a Bachelor of Commerce (Honours) degree from the University of British Columbia and is a Chartered Accountant.

Donald G. Jewell, C.A., Director. Mr. Jewell has served as our Director since May 2008. Mr. Jewell is a Chartered Accountant with over 35 years of business experience. Mr. Jewell spent 20 years with KPMG and at the time of his departure, he was the managing partner in charge of KPMG’s management consulting practice in British Columbia. Until March 2010, Mr. Jewell was Chairman of Cal Investments Limited, a London based hedge fund. Mr. Jewell is currently the managing director of a private Canadian holding company; a private equity investor and on the Board of three investee businesses; Trustee of a two substantial Canadian private trusts; and on the Board of the trusts’ major operating companies. He is also on the Board of Directors of Lantic Inc.

Frank Karbe, Director. Mr. Karbe has served as our Director since January 2010. Mr. Karbe is currently the Executive Vice President and Chief Financial Officer of Exelixis, Inc., a NASDAQ-listed biotechnology company. Prior to joining Exelixis in 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group focusing on corporate finance and mergers and acquisitions in the biotechnology industry. Prior to joining Goldman Sachs in 1997, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe holds a Diplom-Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

Peggy V. Phillips, Director. Ms. Phillips has served as our Director since February 2014. Previously, Ms. Phillips was on the Board of Immunex and served as the Chief Operating Officer from 1999 until the company was acquired by Amgen in 2002. During her sixteen year career at Immunex, she held positions of increasing responsibility in research, development, manufacturing, sales, and marketing. As General Manager for Enbrel, she was responsible for clinical development, process development and regulatory affairs as well as the launch, sales and marketing of the product. Prior to joining Immunex, Ms. Phillips worked at Miles Laboratories for ten years. Ms. Phillips currently sits on the Board of Directors of Dynavax Technologies (NASDAQ: DVAX), a clinical stage biopharmaceutical company. Previously, Ms. Phillips served on the board of directors of Portola Pharmaceuticals, a biopharmaceutical company and on the board of Western Wireless, a cellular network operator, from 2004 until the acquisition of the company by Alltel in mid-2005. From 2003 until 2011, Ms. Phillips served on the Board of the Naval Academy Foundation. Ms. Phillips holds a B.S. and a M.S. in microbiology from the University of Idaho.

Michael J. Abrams, Ph.D., Executive Vice President, Chief Discovery Officer. Dr. Michael Abrams has served as our Executive Vice President and Chief Discovery Officer since January 2014. Prior to joining Tekmira, Dr. Abrams was Chief Innovation Officer and Vice President, Research and Development at CDRD Ventures Inc. Previously, Dr. Abrams was President and Chief Executive Officer (CEO) of Inimex. He was the founding CEO of AnorMED, Inc., the company that discovered and developed Mozobil, a drug for improving stem cell mobilization for patients undergoing stem cell transplantation. Mozobil was approved by the FDA in 2008 and AnorMED was acquired by Genzyme Corporation in 2006 for $580 million. Previously, Dr. Abrams was a Biomedical Research Manager for Johnson Matthey, plc., where he led the spin-off of the biomedical research group to form AnorMED. From 2009 to 2013, Dr. Abrams served as Board Chairman of Indel Therapeutics. Dr. Abrams has a Ph.D. in Chemistry from the Massachusetts Institute of Technology and a B.A. in Chemistry from Bowdoin College. In 2009 he was a co-recipient of the Georg Charles de Hevesy Nuclear Pioneer Award from the Society of Nuclear Medicine for his work in the invention of the radiopharmaceutical, Cardiolite.

Bruce Cousins, Executive Vice President and Chief Financial Officer. Mr. Bruce Cousins has served as our Executive Vice President and Chief Financial Officer since October 2013. Mr. Cousins has over 22 years’ experience both working for multi-million dollar companies and leading start-ups through to successful completion of their strategic growth plans. In 2004, Mr. Cousins joined Aspreva Pharmaceuticals and led its highly successful IPO. In 2008, he played a key leadership role in the eventual sale of Aspreva in a $915 million all-cash transaction. Prior to joining Aspreva, Mr. Cousins spent 14 years with Johnson & Johnson (J&J) working in operations and finance, both domestically and internationally. Prior to the pharmaceutical industry, Mr. Cousins was a chartered accountant with Deloitte & Touche. More recently, Mr. Cousins has held senior roles in the renewable energy sector, and from 2011 to 2013 he was Chief Executive Officer of Carmanah Technologies Corporation, a TSX-listed company. Mr. Cousins completed a Bachelor of Commerce degree from McMaster University in 1987 and received a Chartered Accountant designation in 1989.

Mark Kowalski, M.D., Ph.D., Chief Medical Officer and Senior Vice President. Dr. Mark Kowalski has served as our Chief Medical Officer (CMO) and Senior Vice President since August 2013. Dr. Kowalski has extensive experience in Phase I through Phase IV drug development and clinical trials in a wide variety of therapeutic areas including oncology, urology, infectious diseases, analgesia, allergy, rheumatology and cardiovascular diseases. His experience also includes basic scientific research on the molecular biology of HIV as well as clinical practice in internal medicine. Prior to joining Tekmira, Dr. Kowalski worked in the oncology and inflammation therapeutic area at Gilead Sciences, Inc. following Gilead’s $510-million acquisition of YM BioSciences Inc. Previously, Dr. Kowalski had been CMO and Vice President of Regulatory Affairs at YM BioSciences Inc. Dr. Kowalski’s experience also encompasses being the CMO and Vice President of Medical/Regulatory Affairs at Viventia Biotechnologies Inc. Prior to Viventia, he was the Senior Director of Medical Affairs at AAIPharma Inc. Dr. Kowalski holds a B.A. from Rutgers University and an M.D. and Ph.D. from the University of Kansas School of Medicine. He completed his postgraduate training in internal medicine and infectious diseases at Duke University and Harvard Medical School.

Ian MacLachlan, Ph.D., Executive Vice President, Chief Technical Officer. Dr. MacLachlan served as our Executive Vice President and Chief Scientific Officer from May 2008 to January 2014, at which time he became head of a newly formed group focused on medical countermeasures as Executive Vice President and Chief Technical Officer. Dr. MacLachlan was a co-founder of Protiva in 2000 and led Protiva’s R&D program since the company’s inception. A graduate of the University of Alberta, where he received both his B.Sc. and Ph.D. in Biochemistry, Dr. MacLachlan spent two years at the Vienna Bio-Center where some of the first experiments in systemic gene delivery were performed. Following this, Dr. MacLachlan conducted postdoctoral research at the Howard Hughes Medical Institute at the University of Michigan in the laboratory of Dr. Gary Nabel, a pioneer in the development of DNA-based therapeutics. Active in molecular therapeutics for more than a decade, he joined Protiva after five years leading the development of the gene transfer technology at Inex Pharmaceuticals. Dr. MacLachlan has been an invited speaker on nucleic acid delivery at the National Institutes of Health, the National Cancer Institute, numerous academic institutions and most major scientific meetings dealing with molecular therapy. He is a member of the New York Academy of Sciences, the Oligonucleotide Therapeutics Society and the American Society of Gene and Cell Therapy and serves on the Editorial Board of the journals Molecular Therapy, Molecular Therapy – Nucleic Acids and Nucleic Acid Therapeutics.

R. Hector MacKay-Dunn, J.D., Q.C., Corporate Secretary. Mr. MacKay-Dunn has served as our Corporate Secretary since May 2010. Mr. MacKay-Dunn, a Senior Partner at Farris, Vaughan, Wills & Murphy LLP., advises and has served as a director and corporate secretary of private and public growth companies in a broad range of industries on corporate and complex domestic and international mergers, acquisitions and cross-border transactions. Mr. MacKay-Dunn was appointed Queen’s Counsel in 2003. He is a past Chair of the BC Innovation Council, and past Director of Genome British Columbia, the B.C. Leading Edge Endowment Fund, Aspreva Pharmaceuticals and Cantest Ltd. Mr. MacKay-Dunn serves on the board and executive committee of Tennis Canada, the national governing body for Tennis in Canada, and is past president of both the United Way of the Lower Mainland and the Vancouver Red Cross.

PROBABLE ACQUISITIONS OR OTHER MATERIAL TRANSACTIONS

There are no proposed undisclosed material transactions that have progressed to a state where the Company believes that the likelihood of completing such a transaction is high. We continue to evaluate opportunities to amplify and diversify our development portfolio through potential licensing, collaboration, acquisition or merger and acquisition activity.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds that we receive from the issue of our Securities will be used for working capital and general corporate purposes, including, but not limited to, progressing our research and development programs, supporting our clinical programs and manufacturing activities, and advancing and protecting our LNP technology.

More specific allocations will be included in an applicable Prospectus Supplement relating to a specific offering of Securities. All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of our general funds or from the proceeds of any offering under this Prospectus.

We will include disclosure in accordance with Item 4 of Canadian Form 44-101F1 in any Prospectus Supplement.

CONSOLIDATED CAPITALIZATION

Other than as set out herein under “Prior Sales”, there have been no material changes in our share capitalization since September 30, 2013.

As a result of the issuance of Securities under this Prospectus, our share capital may be increased by up to a maximum of $150,000,000.

DESCRIPTION OF SHARE CAPITAL, COMMON SHARES AND RELATED INFORMATION

Authorized Capital

Our authorized share capital consists of an unlimited number of Common Shares without par value, of which 19,562,035 were issued and outstanding as at February 20, 2014, and an unlimited number of Preferred shares without par value, of which none were issued and outstanding as at February 20, 2014. None of our Common Shares are held by us or on behalf of us.

Common Shares

The holders of our Common Shares are entitled to receive notice of any meeting of our shareholders and to attend and vote thereat, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each Common Share entitles its holder to one vote. Subject to the rights of the holders of preferred shares, the holders of Common Shares are entitled to receive on a pro-rata basis such dividends as our board of directors may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding-up or other distribution of our assets, such holders are entitled to receive on a pro-rata basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of preferred shares. Our Common Shares carry no pre-emptive or conversion rights.

Preferred Shares

The preferred shares of Tekmira may be issued from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions determined by the directors of Tekmira. The Tekmira preferred shares are entitled to priority over the Common Shares with respect to the payment of dividends and distributions in the event of the dissolution, liquidation or a winding-up. The holders of preferred shares are entitled to receive notice of any meeting of shareholders and to attend and vote thereat, except as otherwise provided in the rights and restrictions attached to the shares by the directors of Tekmira.

Dividend Policy

We have not paid any dividends since our incorporation. At the discretion of our board of directors, we will consider paying dividends in future as our operational circumstances may permit having regard to, among other things, our earnings, cash flow and financial requirements. It is the current policy of our board of directors to retain all earnings to finance our business plan.

DESCRIPTION OF WARRANTS

The following description of the terms of Warrants sets forth certain general terms and provisions of Warrants in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Warrants offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Warrants. Warrants may be offered separately or in combination with Common Shares.

The description of general terms and provisions of Warrants described in any Prospectus Supplement will include, where applicable:

•	the designation and aggregate number of Warrants offered;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants are denominated;

•	the number of Common Shares that may be purchased on the exercise of the Warrants and conditions and procedures that will result in an adjustment of that number;

•	the exercise price of the Warrants and the dates or periods during which the Warrants are exercisable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants; and

•	any other material terms of the Warrants.

One or more warrant indentures or agreements between us and a warrant agent that we will name in the applicable Prospectus Supplement may be applicable to any issuance of Warrants. Under such warrant indenture or agreement, an original purchaser of Warrants will have a contractual right of rescission following the issuance of Warrants of the Company to such purchaser, entitling the purchaser to receive, in addition to the amount paid on original purchase of the Warrant, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby to receive, in addition to the amount paid on original purchase of the Warrant, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided such remedy for rescission is exercised within 180 days of the date such Warrants are issued. See “Purchaser’s Contractual Rights of Rescission” below.

Before the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of Common Shares. We reserve the right to set forth in a Prospectus Supplement specific terms of the Warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Warrants.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security (including, in the case of a Unit, a contractual right of rescission—see “Purchaser’s Contractual Rights of Rescission” below.). The unit agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable:

•	the designation and aggregate number of Units offered;

•	the price at which the Units will be offered;

•	the currency or currencies in which the Units are denominated;

•	the terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	the number of Securities that may be purchased upon exercise of each Unit and the price at which the currency or currencies in which that amount of Securities may be purchased upon exercise of each Unit;

•	any provisions for the issuance, payment, settlement, transfer, adjustment or exchange of the Units or of the Securities comprising the Units; and

•	any other material terms of the Units.

We reserve the right to set forth in a Prospectus Supplement specific terms of the Units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Units.

PLAN OF DISTRIBUTION

We may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. Underwriters may sell Securities to or through dealers. Each Prospectus Supplement will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers, or agents;

•	the purchase price of, and form of consideration for, the Securities and the proceeds to us;

•	any delayed delivery arrangements;

•	any underwriting commissions, fees, discounts and other items constituting underwriters’ compensation;

•	the offering price for Securities (or the manner of determination thereof if offered on a non-fixed price basis);

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 Shelf Distributions, including sales made directly on the TSX, NASDAQ or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and Canadian provincial and federal securities legislation, or to contribution with respect to payments that such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Any offering of Warrants or Units will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Warrants or Units will not be listed on any securities exchange or any automated dealer quotation system. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Warrants or Units may be sold and purchasers may not be able to resell Warrants or Units purchased under this Prospectus. This may affect the pricing of the Warrants or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. Certain dealers may make a market in the Warrants or Units, as applicable, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Warrants or Units or as to the liquidity of the trading market, if any, for the Warrants or Units.

PRICE RANGE AND TRADING VOLUME

Our Common Shares are listed on the TSX under the symbol “TKM” and on the NASDAQ under the symbol “TKMR.” The following table sets forth, for the 12 month period prior to the date of this Prospectus, the reported high and low prices and the average volume of trading of the Common Shares on the TSX and NASDAQ.

Month Ended	NASDAQ High (US$)	NASDAQ Low (US$)	Aggregate Trading Volume	TSX High (CDN$)	TSX Low (CDN$)	Aggregate Trading Volume
February 28, 2014 (1)	$20.64	$13.66	5,724,623	$22.72	$15.06	1,366,282
January 31, 2014	$14.85	$7.65	6,973,000	$16.50	$8.14	1,752,800
December 31, 2013	$8.69	$7.17	1,950,400	$9.18	$7.61	495,200
November 30, 2013	$9.07	$7.19	2,759,700	$9.45	$7.75	404,800
October 31, 2013	$11.42	$6.93	10,071,700	$11.62	$7.16	1,903,400
September 30, 2013	$7.72	$5.33	2,422,900	$7.90	$5.57	610,600
August 31, 2013	$6.09	$5.08	1,477,100	$6.21	$5.26	374,500
July 31, 2013	$5.46	$4.70	1,800,200	$5.60	$4.96	661,500
June 30, 2013	$5.07	$4.61	580,100	$5.21	$4.76	232,200
May 30, 2013	$5.02	$4.58	970,300	$5.20	$4.58	417,300
April 30, 2013	$5.25	$4.25	2,431,200	$5.34	$4.35	782,700
March 31, 2013	$4.86	$4.18	1,799,800	$4.96	$4.31	585,300
February 29, 2013	$4.87	$4.31	592,600	$4.89	$4.41	222,200

(1)	As of close on February 20, 2014.

PRIOR SALES

Except as disclosed below, no other Common Shares or securities exchangeable or convertible into Common Shares have been issued during the 12 month period preceding the date of this Prospectus.

The following table summarizes the issuance by us of stock options within the 12 month period preceding the date of this Prospectus. Our stock options are denominated in Canadian dollars. For presentation purposes, our stock options have been converted to U.S. dollars using the average exchange rate in the month of issuance.

Date of grant	Number of options	Exercise price
February 20, 2013	1,250	$4.62
March 7, 2013	16,250	$4.43
March 18, 2013	750	$4.38
April 4, 2013	5,000	$4.41
April 15, 2013	5,750	$4.56
May 3, 2013	750	$4.56
July 15, 2013	1,500	$4.86

Date of grant	Number of options	Exercise price
July 8, 2013	1,500	$4.91
July 3, 2013	2,000	$4.80
July 31, 2013	10,000	$5.12
August 12, 2013	60,000	$5.52
August 30, 2013	1,000	$5.24
September 16, 2013	2,250	$5.50
September 26, 2013	4,000	$7.16
September 30, 2013	500	$7.30
October 7, 2013	150,000	$8.80
October 15, 2013	500	$9.17
October 28, 2013	1,000	$9.59
November 25, 2013	750	$8.01
December 6, 2013	1,500	$8.06
January 2, 2014	75,000	$7.59
January 27, 2014	91,875	$11.94
February 3, 2014	4,000	$14.17
February 5, 2014	135,000	$14.85
February 12, 2014	15,000	$15.68

The following table summarizes the issuance by us of our Common Shares pursuant to the exercise of stock options within the 12 month period preceding the date of this Prospectus. Our stock options are denominated in Canadian dollars. For presentation purposes, our stock options have been converted to U.S. dollars using the average exchange rate in the month of exercise.

Date of exercise	Number of options	Exercise price
February 28, 2013	750	$2.08
May 24, 2013	200	$1.47
May 24, 2013	1,000	$2.06
May 24, 2013	300	$2.35
May 24, 2013	200	$3.78
June 13, 2013	750	$1.81
June 13, 2013	1,250	$2.04
July 4, 2013	625	$2.02
July 4, 2013	500	$2.31
August 19, 2013	500	$1.44
August 19, 2013	1,500	$2.02
August 19, 2013	1,500	$2.31
August 19, 2013	500	$3.70
August 19, 2013	450	$4.51
August 30, 2013	250	$2.02
August 30, 2013	200	$3.70
September 4, 2013	200	$1.45
September 4, 2013	625	$2.03
September 4, 2013	500	$2.32
September 4, 2013	200	$3.72

Date of exercise	Number of options	Exercise price
September 4, 2013	225	$4.53
September 30, 2013	200	$1.45
September 30, 2013	625	$2.03
September 30, 2013	500	$2.32
October 2, 2013	200	$1.45
October 4, 2013	400	$1.45
October 4, 2013	625	$2.03
October 4, 2013	600	$2.32
October 4, 2013	420	$2.89
October 4, 2013	126	$2.99
October 4, 2013	500	$3.71
October 4, 2013	725	$4.53
October 4, 2013	125	$4.97
October 6, 2013	800	$1.45
October 6, 2013	2,500	$2.03
October 6, 2013	5,000	$2.11
October 6, 2013	2,000	$2.32
October 11, 2013	4,150	$1.45
October 11, 2013	750	$2.03
October 17, 2013	200	$1.45
October 17, 2013	500	$2.03
October 17, 2013	300	$2.32
October 17, 2013	200	$3.71
October 17, 2013	225	$4.53
October 17, 2013	125	$4.97
October 18, 2013	5,000	$2.89
October 18, 2013	2,500	$5.21
October 18, 2013	1,500	$6.75
October 24, 2013	5,000	$1.74
October 24, 2013	5,000	$2.89
October 24, 2013	5,000	$3.71
October 24, 2013	2,500	$5.21
October 24, 2013	9,000	$5.40
October 24, 2013	5,000	$6.27
October 24, 2013	1,500	$6.75
October 28, 2013	375	$1.83
October 28, 2013	625	$2.03
November 4, 2013	425	$2.00
November 4, 2013	300	$3.67
November 4, 2013	250	$4.47
November 14, 2013	5,000	$1.72
November 14, 2013	5,000	$2.86
November 14, 2013	5,000	$3.67

Date of exercise	Number of options	Exercise price
November 22, 2013	1,000	$2.29
December 9, 2013	675	$0.42
January 15, 2014	1,250	$1.92
January 15, 2014	17,000	$3.52
January 15, 2014	2,000	$4.29
January 15, 2014	12,500	$4.71
January 15, 2014	12,551	$4.94
January 15, 2014	84,000	$5.12
January 15, 2014	10,000	$5.94
January 15, 2014	3,000	$6.40
January 16, 2014	14,500	$2.74
January 16, 2014	15,000	$2.83
January 16, 2014	500	$3.52
January 17, 2014	3,500	$1.55
January 17, 2014	11,000	$1.65
January 17, 2014	25,000	$2.19
January 17, 2014	500	$2.74
January 20, 2014	3,800	$1.37
January 20, 2014	3,250	$1.92
January 20, 2014	5,000	$2.19
January 20, 2014	3,000	$3.52
January 20, 2014	1,500	$4.29
January 20, 2014	2,000	$4.71
January 20, 2014	550	$4.94
January 20, 2014	1,450	$5.12
January 23, 2014	800	$1.37
January 23, 2014	750	$1.92
January 23, 2014	1,033	$2.74
January 23, 2014	5,000	$3.52
January 23, 2014	788	$4.94
January 23, 2014	4,250	$5.12
January 23, 2014	192	$6.40
January 23, 2014	600	$10.60
January 24, 2014	250	$2.19
January 24, 2014	150	$3.41
January 24, 2014	125	$4.71
January 27, 2014	1,900	$2.83
January 27, 2014	300	$6.40
January 28, 2014	1,000	$4.27
January 29, 2014	2,000	$5.12
January 29, 2014	5,000	$5.94
January 31, 2014	1,200	$1.37
January 31, 2014	1,600	$3.52

Date of exercise	Number of options	Exercise price
January 31, 2014	1,500	$4.29
January 31, 2014	1,500	$2.19
January 31, 2014	200	$4.29
January 31, 2014	312	$1.92
February 3, 2014	5,000	$1.53
February 3, 2014	750	$1.90
February 3, 2014	313	$1.90
February 3, 2014	750	$1.90
February 3, 2014	150	$4.23
February 3, 2014	65	$4.23
February 3, 2014	500	$4.65
February 3, 2014	2,000	$4.65
February 3, 2014	5,550	$5.06
February 3, 2014	630	$5.06
February 3, 2014	250	$5.82
February 3, 2014	600	$6.32
February 4, 2014	200	$1.36
February 4, 2014	15,250	$1.54
February 4, 2014	250	$3.44
February 4, 2014	200	$3.48
February 4, 2014	300	$4.24
February 4, 2014	375	$5.07
February 4, 2014	2,500	$5.20
February 6, 2014	312	$1.90
February 6, 2014	5,000	$2.71
February 6, 2014	2,500	$4.88
February 6, 2014	10,000	$6.33
February 7, 2014	2,500	$4.90
February 7, 2014	9,000	$5.08
February 7, 2014	5,000	$5.90
February 7, 2014	1,500	$6.35
February 11, 2014	5,000	$1.63
February 12, 2014	800	$2.73
February 12, 2014	1,250	$4.08
February 12, 2014	1,200	$4.91
February 12, 2014	1,000	$11.89
February 13, 2014	313	$1.91
February 13, 2014	375	$4.69
February 7, 2014	5,000	$5.90
February 7, 2014	1,500	$6.35
February 11, 2014	5,000	$1.63
February 12, 2014	800	$2.73
February 12, 2014	1,250	$4.08
February 12, 2014	1,200	$4.91
February 12, 2014	1,000	$11.89
February 13, 2014	313	$1.91
February 13, 2014	375	$4.69
February 13, 2014	375	$5.10
February 14, 2014	250	$1.91
February 14, 2014	175	$4.27
February 14, 2014	125	$4.69
February 14, 2014	375	$5.10

Date of exercise	Number of options	Exercise price
February 18, 2014	5,000	$1.37
February 19, 2014	600	$1.37
February 19, 2014	1,688	$1.92
February 19, 2014	800	$2.19
February 19, 2014	300	$2.35
February 19, 2014	620	$2.72
February 19, 2014	126	$2.81
February 19, 2014	600	$3.49
February 19, 2014	300	$4.25
February 19, 2014	250	$4.66
February 19, 2014	595	$4.89
February 19, 2014	500	$5.07
February 19, 2014	100	$10.50
February 19, 2014	1,000	$11.83

The following table summarizes the issuance by us of our Common Shares pursuant to the exercise of warrants within the 12 month period preceding the date of this Prospectus. Our warrants are denominated in Canadian dollars. For presentation purposes, our warrants have been converted to U.S. dollars using the average exchange rate in the month of exercise.

Date of exercise	Number of warrants	Number of shares issued	Exercise price
February 22, 2013	2,500	2,500	$3.32
March 4, 2013	9,000	9,000	$2.54
March 15, 2013	5,000	5,000	$2.54
April 3, 2013	11,500	11,500	$2.55
May 7, 2013	1,000	1,000	$3.28
May 9, 2013 (1)	45,000	20,487	$2.55
May 9, 2013	5,000	5,000	$2.50
May 15, 2013	2,500	2,500	$3.22
May 16, 2013	2,500	2,500	$3.24
July 19, 2013 (1)	281,500	102,660	$3.22
August 1, 2013	1,750	1,750	$3.22
August 15, 2013	2,500	2,500	$2.50
September 25, 2013	1,550	1,550	$3.24
September 25, 2013	8,500	8,500	$2.51
September 27, 2013	4,750	4,750	$3.24
October 4, 2013	4,833	4,833	$2.51
October 7, 2013 (1)	87,500	57,369	$3.23
October 8, 2013	6,000	6,000	$2.51
October 10, 2013	2,500	2,500	$2.51
October 10, 2013	5,250	5,250	$3.23
October 15, 2013	2,300	2,300	$2.51
October 25, 2013	1,000	1,000	$2.51
October 28, 2013 (1)	1,500	1,066	$2.51
October 29, 2013	6,500	6,500	$3.23

Date of exercise	Number of warrants	Number of shares issued	Exercise price
October 30, 2013	1,750	1,750		$3.23
October 31, 2013	2,300	2,300		$2.51
November 18, 2013	2,500	2,500		$2.48
November 26, 2013	200	200		$3.19
December 11, 2013	5,000	5,000		$2.44
December 13, 2013	2,500	2,500		$2.44
January 13, 2014	1,000	1,000		$3.06
January 13, 2014	3,400	3,400		$2.38
January 14, 2014	1,500	1,500		$2.38
January 16, 2014	4,500	4,500		$2.38
January 17, 2014	3,000	3,000		$2.38
January 17, 2014	3,500	3,500		$3.06
January 21, 2014	1,500	1,500		$3.06
January 21, 2014	16,450	16,450		$2.38
January 24, 2014	2,500	2,500		$2.38
January 24, 2014	4,750	4,750		$3.06
January 31, 2014	8,700	8,700		$2.38
February 5, 2014	5,000	5,000		$2.34
February 5, 2014	5,000	5,000		$3.02
February 6, 2014	11,364	11,364		$2.35
February 6, 2014	22,550	22,550		$3.03
February 7, 2014	6,250	6,250		$3.04
February 7, 2014	25,000	25,000		$2.36
February 13, 2014 February 17, 2014 February 17, 2014	5,000 10,000 13,800	5,000 10,000 13,800	$ $ $	3.05 3.05 2.37

(1)	These warrants were exercised using the cashless exercise provisions contained in the applicable warrant agreement. In lieu of payment of the warrant price, the warrantholders were issued with the number of common shares which is equal to the value of the warrants at the time of exercise based upon Tekmira’s share price at that time.

On October 22, 2013, we completed an offering of 3,750,000 Common Shares at $8.00 per Common Share for aggregate gross proceeds of $30,000,000. On November 1, 2013, we completed the closing of the full underwriter over-allotment option of the offering and issued an additional 562,500 Common Shares at a price of $8.00 per Common Share.

MATERIAL CONTRACTS

In addition to the material contracts disclosed in the Company’s annual information form on Form 20-F for the fiscal year ended December 31, 2012, the Company (and its wholly owned subsidiaries Protiva Biotherapeutics Inc. and Protiva Agricultural Development Company Inc.) entered into an option agreement with Monsanto Canada, Inc. dated January 12, 2014 (the Option Agreement), supporting the application of the Company’s proprietary delivery technology and related intellectual property (IP) for use in agriculture, pursuant to which Monsanto may obtain a license to use the Company’s proprietary delivery technology. The potential value of the transaction could reach up to $86.2 million following the successful completion of milestones. On January 21, 2014 the Company received $14.5 million of the net $16.5 million in near term payments pursuant to the Option Agreement. In connection with the Option Agreement, Protiva Biotherapeutics Inc., Protiva Agricultural Development Company Inc. and Monsanto Company entered into the Protiva-Monsanto Services Agreement dated January 12, 2014, and Monsanto Canada, Inc., the Company, Protiva Biotherapeutics Inc. and Protiva Agricultural Development entered into a License and Services Agreement dated January 12, 2014.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

The applicable Prospectus Supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any of the Securities by an investor who is subject to United States federal taxation.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement, certain legal matters relating to the Securities will be passed upon for us by Farris, Vaughan, Wills & Murphy, LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law. The partners and associates of Farris, Vaughan, Wills & Murphy, LLP and Dorsey & Whitney LLP beneficially own, directly or indirectly, less than 1% of any class of securities issued by Tekmira.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are KPMG LLP, Chartered Accountants, of Vancouver, British Columbia. The Company’s transfer agent and registrar is Canadian Stock Transfer Company Inc. (formerly CIBC Mellon Trust Company of Canada) at its offices in Vancouver, British Columbia.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or will be filed with the SEC as part of the Registration Statement of which this Prospectus forms a part:

•	the documents listed under “Documents Incorporated by Reference” in this Prospectus;

•	the consent of our auditors KPMG LLP; and

•	powers of attorney from our directors and officers.

PURCHASERS’ CONTRACTUAL RIGHTS OF RESCISSION

Original purchasers of Warrants (or Units comprised partly thereof) will have a contractual right of rescission against us in respect of the conversion, exchange or exercise of such Warrant, as the case may be.

The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Warrant, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the convertible, exchangeable or exercisable security under this Prospectus.

This contractual rights of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the convertible, exchangeable or exercisable security that was purchased under a prospectus, and therefore a further payment at the time of conversion, exchange or exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable Provisions of the securities legislation of the purchaser’s province for the particulars of these rights, or consult with a legal advisor.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Tekmira Pharmaceuticals Corporation (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1) indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2) after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

• if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

• if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

• if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

• in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

• order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

• order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

• order the enforcement of, or payment under, an agreement of indemnification entered into by us;

• order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

• make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for us. We have entered into indemnity agreements with certain of our directors and officers, the form of which is attached as an exhibit to our annual report on form 20-F for the year ended December 31, 2011.

Under our articles, and subject to the Act, we may advance expenses to an eligible party.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

See the Exhibit Index hereto.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

Tekmira Pharmaceuticals Corporation undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement, Tekmira Pharmaceuticals Corporation has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of Tekmira Pharmaceuticals Corporation shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Tekmira Pharmaceuticals Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burnaby, British Columbia, Canada, on February 21, 2014.

TEKMIRA PHARMACEUTICALS CORPORATION
By:	/s/ Bruce Cousins
Name: Bruce Cousins
Title: Executive Vice President and Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark J. Murray and Bruce Cousins, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on February 21, 2014:

Signature	Title

/s/ Mark J. Murray Mark J. Murray	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bruce Cousins Bruce Cousins	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Daniel Kisner Daniel Kisner	Chairman of the Board of Directors

III-2

Signature	Title

/s/ Peggy Phillips Peggy V. Phillips	Director

/s/ Kenneth Galbraith Kenneth Galbraith	Director

/s/ Donald G. Jewell Donald G. Jewell	Director

/s/ Frank Karbe Frank Karbe	Director

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Tekmira Pharmaceuticals Corporation in the United States, on February 21, 2014.

MARK J. MURRAY

/s/ Mark J. Murray

III-4

EXHIBIT INDEX

Exhibit	Description

4.1	Unaudited financial statements for the three and nine month period ended September 30, 2013 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on November 14, 2013) (File No. 001-34949).

4.2	Management’s discussion and analysis of financial condition and results of operations for the three and nine month period ended September 30, 2013 (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on November 14, 2013) (File No. 001-34949).

4.3	Management proxy circular dated March 27, 2013, prepared in connection with the annual meeting of shareholders of Tekmira Pharmaceuticals Corporation held on May 14, 2013 (incorporated by reference to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on April 12, 2013) (File No. 001-34949).

4.4	Annual information form on Form 20-F for the fiscal year ended December 31, 2012 (incorporated by reference to the Annual Report on Form 20-F of Tekmira Pharmaceuticals Corporation, initially filed on March 27, 2013) (File No. 001-34949).

4.5	Audited consolidated balance sheets as at December 31, 2012 and December 31, 2011 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and notes comprising a summary of significant accounting policies and other explanatory information (incorporated by reference to the Annual Report on Form 20-F of Tekmira Pharmaceuticals Corporation, initially filed on March 27, 2013) (File No. 001-34949).

4.6	Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2012 (incorporated by reference to the Annual Report on Form 20-F of Tekmira Pharmaceuticals Corporation, initially filed on March 27, 2013) (File No. 001-34949).

4.7	Material change report, dated January 23, 2014 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on January 23, 2014) (File No. 001-34949).

4.8	Material change report, dated November 5, 2013 (incorporated by reference to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on November 6, 2013) (File No. 001-34949).

4.9	Material change report, dated October 25, 2013 (incorporated by reference to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on October 29, 2013) (File No. 001-34949).

5.1	Consent of KPMG LLP.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).